Rule 424 (b) (3)
                                                              File No. 333-2572
                                                              SUPPLEMENT NO. 4


                     AMERICAN ASSET ADVISERS TRUST, INC.

                  SUPPLEMENT NO. 4 DATED DECEMBER 1, 1997
                     TO PROSPECTUS DATED JUNE 18, 1996

           THIS SUPPLEMENT IS IN ADDITION TO AND DOES NOT REPLACE
                   PRIOR SUPPLEMENTS TO THE MEMORANDUM.
                   _____________________________________

                      ATTENTION PROSPECTIVE INVESTORS
                   _____________________________________


       THE INFORMATION CONTAINED IN THIS SUPPLEMENT SHOULD BE READ CAREFULLY AND CONSIDERED IN CONNECTION WITH YOUR REVIEW OF THE
     PROSPECTUS DATED JUNE 18, 1996, SUPPLEMENT NO. 2 DATED FEBRUARY
       28, 1997 AND SUPPLEMENT NO. 3 DATED OCTOBER 16, 1997 THERETO.

        THE PURPOSE OF THIS SUPPLEMENT IS TO SET FORTH INFORMATION
                        CONCERNING THE FOLLOWING:

          *    Status of the Offering.
          * Amendments the Company's Charter and Bylaws Approved by the Company's Shareholders on November 12, 1997.

STATUS OF THE OFFERING

     As of November 18, 1997, the Company has received $18,216,387 in gross proceeds from the sale of 1,802,288 shares in the Offering since it commenced on June 18, 1996.

AMENDMENTS TO CHARTER AND BYLAWS

     At a special meeting of shareholders held on November 12, 1997, the shareholders of the Company approved each of the amendments to the Company's Articles of Incorporation ("Charter") and the Company's Bylaws described in Supplement No. 3 to the Prospectus. Each of these amendments had previously been approved by the Company's Board of Directors (the "Board").

     Each of the amendments to the Bylaws of the Company became effective on November 12, 1997. Each amendment to the Company's Charter will become effective upon the filing of an amendment to the Company's Charter with the State of Maryland.

End of Supplement No. 4 dated December 1, 1997